Exhibit 10.22

FOURTH AMENDMENT TO NOTE PURCHASE AGREEMENT

This FOURTH AMENDMENT TO NOTE PURCHASE AGREEMENT dated as of March 24, 2005 (this “Amendment”), among AFFINITY GROUP, INC. (the “Borrower”), THE GUARANTORS PARTY HERETO (the “Guarantors”), THE NOTEHOLDERS PARTY HERETO (the “Noteholders”), CANADIAN IMPERIAL BANK OF COMMERCE, as Syndication Agent (the “Syndication Agent”), CANADIAN IMPERIAL BANK OF COMMERCE (“CIBC”), as Administrative Agent (the “Administrative Agent”), and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent (the “Documentation Agent” and together with the Administrative Agent and the Syndication Agent, the “Agents”).

WHEREAS, the Note Purchase Agreement (as defined below) provides that the Noteholders may make Term Loans to the Borrower;

WHEREAS, the Credit Parties wish to amend the Note Purchase Agreement to reflect the formation of a new holding company as the sole shareholder of the Borrower;

WHEREAS, the new holding company will issue senior notes due 2012 and the parties wish to amend the Note Purchase Agreement to reflect such issuance; and

WHEREAS, the parties wish to amend certain provisions of the Note Purchase Agreement to remove certain provisions that no longer apply;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.             Reference to Note Purchase Agreement.  Reference is made to the Senior Secured Floating Rate Note Purchase Agreement dated as of June 24, 2003, as amended by the First Amendment to the Note Purchase Agreement dated as of February 18, 2004, the Second Amendment to the Note Purchase Agreement dated as of June 30, 2004 and the Third Amendment to the Note Purchase Agreement dated as of November 12, 2004, among the Borrower, the Guarantors, the Noteholders, the Syndication Agent, the Administrative Agent and the Documentation Agent (as amended on or prior to the date hereof and as it may be further amended or amended and restated from time to time, the “Note Purchase Agreement”).  Capitalized terms used herein which are defined in the Note Purchase Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.             Amendments to Note Purchase Agreement.  The Credit Parties, the Noteholders, and the Agents agree that the Note Purchase Agreement is hereby amended, effective as of the date hereof, as follows:

Amendments Related to the Issuance of the Holding Company Notes:

(a)           Clause (b) of the definition of “Cash Interest Expense” is hereby deleted and replaced by the following:

(b) the amount of Restricted Junior Payments made to the Holding Company pursuant to Section 7.6(a)(i) during such period unless such Restricted Junior Payment is made with the proceeds of distributions or other payments made by FRH to CWFR in respect of the FRH Preferred Equity Interest and is subsequently distributed by CWFR to the Borrower

(b)           The definition of Credit Party is hereby deleted and replaced by the following:

“Credit Parties” means (a) the Borrower and (b) its Subsidiaries other than CWFR.

(c)           The definitions of Holding Company, Holding Company Collateral Documents and Holding Company Notes are hereby deleted and replaced by the following:

“Holding Company” means Affinity Group Holding, Inc., a Delaware corporation which holds all the outstanding capital stock of the Borrower.

“Holding Company Collateral Documents” means the Nonrecourse Guaranty and Pledge Agreement executed and delivered by the Holding Company on the Fourth Amendment Date substantially in the form of Exhibit A annexed hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Holding Company Notes” means the Holding Company’s unsecured Senior Notes due 2012 issued pursuant to the Holding Company Notes Indenture in an aggregate principal amount not in excess of the principal amount of the Holding Company Notes issued on the date of initial issuance of the Holding Company Notes (plus any paid in kind interest) which notes are not guaranteed by any of the Credit Parties.

(d)           The following definitions are hereby added to Section 1.1 in alphabetical order:

“Asset Sale” has the meaning given to that term in the FRH Preferred.

“CWFR” means CWFR Capital Corp., a Wholly Owned Subsidiary of CWI, Inc.

“FRH” means FreedomRoads Holding Company, LLC, a Minnesota limited liability company, all the common equity of which is held by the Stephen Adams Trust and certain minority holders and all the preferred equity of which is held by CWFR.

“FRH Restricted Distribution” means any distribution by FRH to its members with respect to their membership interests other than (a) distributions to CWFR with respect to the FRH Preferred Equity Interest and (b) distributions to members in respect of tax obligations to the extent permitted by the terms of the FRH Preferred.

“FRH Preferred” means the rights and preferences of the preferred membership interest in FRH as adopted by the Board of Governors of FRH on the date of issuance of the Holding Company Notes.

“FRH Preferred Equity Interest” means the membership interest in FRH having the rights and preferences of the FRH Preferred.

“Liquidation Payment” has the meaning given to that term in the FRH Preferred and includes any payment made on account of the FRH Preferred Equity Interest as a result of a redemption made pursuant to Section 5 of the FRH Preferred.

“Holding Company Notes Indenture” means the Indenture dated as of the Fourth Amendment Date between the Holding Company and The Bank of New York, as Trustee, as supplemented or amended from time to time but excluding any supplement or amendment which increases the interest rate or any premium applicable to the Holding Company Notes, increases the principal amount outstanding of the Holding Company Notes or creates sinking fund or other principal payment or offer to purchase requirements.

(e)           The last sentence of Section 2.10(b)(iii) is hereby deleted and replaced by the following:

Notwithstanding the preceding sentence or anything herein to the contrary if and to the extent that any Net Cash Payments would otherwise be required to be used to repay the Senior Subordinated Notes or the Holding Company Notes or purchase or repurchase any notes issued under the Senior Subordinated Notes Indenture or the Holding Company Notes Indenture, the Borrower shall prepay the Loans and reduce the Commitments as provided in clause (B) above.

(f)            Section 6.2 is hereby amended to add the following clause (g):

(g)           the occurrence of any default under the Holding Company Notes Indenture or the Senior Subordinated Notes Indenture or the receipt of any notice delivered by the trustee pursuant to the Holding Company Notes Indenture or the Senior Subordinated Notes Indenture (and a copy of such notice shall be delivered to the Administrative Agent).

(g)           Section 7.5(a) is hereby amended by adding the following new clause (ix):

(ix) the Investment by CWI, Inc. on or about the date of issuance of the Holding Company Notes in the equity capital of CWFR in an aggregate amount equal to the amount of the proceeds of the capital contribution made to the Borrower by the Holding Company on the date of issuance of the Holding Company Notes.

(h)           Section 7.6 is amended as follows:

(i)            Clause (a)(i) is hereby deleted and replaced with the following:

(i) commencing on the third anniversary of the date of issuance of the Holding Company Notes, so long as no Default shall have occurred or be continuing or shall be caused thereby the Borrower may declare and make Restricted Junior Payments to the Holding Company in amounts equal to the cash interest payments to the holders of the Holding Company Notes in accordance with, and only to the extent required by, the Holding Company Notes Indenture; provided that the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.9 assuming such Restricted Junior Payment had been made at the beginning of the most recently ended period of four fiscal quarters of the Credit Parties as shown on a Compliance Certificate (in form and substance satisfactory to the Administrative Agent) delivered to the Administrative Agent prior to the making of any such Restricted Junior Payment; provided further that the amount of each such Restricted Junior Payment permitted under this clause (i) shall be reduced by the amount of any FRH Restricted Distribution,

(ii)           Clause (a)(iii) is hereby deleted and replaced with the following:

(iii) so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may make Restricted Junior Payments to the Holding Company (A) in an amount equal to a Liquidation Payment paid to CWFR in respect of an Asset Sale or in connection with a voluntary redemption of the FRH Preferred Equity Interest to provide funds to the Holding Company to redeem Holding Company Notes in accordance with the Holding Company Notes Indenture; provided that the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.9 assuming such Restricted Junior Payment had been made at the beginning of the most recently ended period of four fiscal quarters of the Credit Parties as shown on a Compliance Certificate (in form and substance satisfactory to the Administrative Agent) delivered to the Administrative Agent prior to the making of any such Restricted Junior Payment, and (B) in an aggregate amount not in excess of $100,000 in any fiscal year to provide funds to the Holding Company to pay administrative expenses and costs of registration of the Holding Company Notes,

(i)            The proviso to Section 7.7 is hereby amended by adding the following new clause (vi):

(vi)          CWI may make the Investment permitted by Section 7.5(a)(ix).

(j)            The proviso to Section 7.8 is hereby amended by deleting clause (vi) and replacing it with the following new clause (vi):

(vi) the foregoing shall not apply to restrictions and conditions contained in (A) the Senior Subordinated Notes or the Senior Subordinated Notes Indenture or (B) the Holding Company Notes or the Holding Company Notes Indenture.

(k)           The following Sections 7.17 and 7.18 are hereby added to Article VII:

7.17        Restrictions on the Holding Company.  The Holding Company Collateral Documents shall provide that the Holding Company will not engage in any business activities other than ownership of all the outstanding equity of the Borrower and ongoing activities related to the outstanding Holding Company Notes and will not create, incur, assume or permit to exist any Indebtedness other than the Holding Company Notes in an aggregate principal amount not in excess of the principal amount of the Holding Company Notes issued on the date of initial issuance thereof (plus any notes issued to pay interest thereon in accordance with the Holding Company Notes Indenture).  The Holding Company Collateral Documents shall provide that the Holding Company will not consent to any modification, amendment, supplement or waiver of the Holding Company Notes Indenture without the prior consent of the Required Senior Lenders.

7.18        Restrictions on CWFR.  (a) The Credit Parties will not permit CWFR to (i) engage in any business activities or create, incur, assume or permit to exist any Indebtedness other than ownership of the FRH Preferred Equity Interest and ongoing activities related thereto, (ii) agree to any amendment, modification, supplement or waiver to any of the terms of the FRH Preferred or any agreement which limits or restricts the rights of the members of FRH without, in each case, the prior consent of the Administrative Agent, (iii) assign, sale, dispose, pledge or otherwise transfer any of the FRH Preferred Equity Interest unless, as a result thereof, the Credit Parties have received an amount at least equal to the Liquidation Payment, or (iv) agree to the filing of any voluntary bankruptcy petition or similar filing by FRH without the prior consent of the Required Senior Lenders.

(b)           Upon the receipt by CWFR of any distribution, Liquidation Payment or other payment from FRH, the Credit Parties shall cause CWFR to distribute such distribution, Liquidation Payment or other payment to CWI, Inc., and such distribution, Liquidation Payment or other payment shall be distributed by the Credit Parties to the Borrower.

(l)            Section 8.1(m)(vi) is hereby deleted and replaced by the following:

(vi)          a Change of Control will be deemed to have occurred under the Senior Subordinated Notes Indenture or the Holding Company Notes Indenture;

(m)          Section 8.1(r) is hereby deleted and replaced by the following:

(r)            a default or an event of default shall have occurred under the notes or indenture in respect of (i) the Senior Subordinated Notes or the Senior Subordinated Notes Indenture or (ii) the Holding Company Notes or the Holding Company Notes Indenture, which default or event of default entitles the holders of such notes to accelerate the maturity of the indebtedness thereunder.

Clean Up Amendments:

(n)           The following definitions are hereby added to Section 1.1 in alphabetical order:

“Fourth Amendment Date” means March 24, 2005.

(o)           All references to “Holding Company Notes Borrower Refinancing Indebtedness” are hereby deleted and replaced with “Senior Subordinated Notes.”

(p)           Clause (a)(ii) of the definition of “Consolidated Total Leverage Ratio” is hereby deleted and replaced by “[Reserved].”

(q)           The following definitions are hereby deleted in their entirety, “Holding Company Notes Borrower Refinancing Indebtedness,” “Holding Company Notes Borrower Refinancing Payment,” “Holding Company Notes Call,” “Holding Company Notes Refunding,” “Holding Company Notes Tender Offer,” “Intercompany Merger,” and “Redemption Notice.”

(r)            Clause (iii) of the definition of “Net Cash Payments” is hereby amended by deleting the following parenthetical, “(or the Holding Company with respect to any Holding Company Notes Refinancing Indebtedness).”

(s)           The definition of Parent is hereby deleted and replaced by the following:

“Parent” means AGI Holding Corp., a Delaware corporation which holds all the outstanding capital stock of the Holding Company.

(t)            Section 2.7(a), 2.9(a) and (b) are hereby amended by deleting the second paragraph of each such subsection.

(u)           Section 2.10(b)(ii) is hereby amended by deleting the parenthetical, “(or in the case of Holding Company Notes Refinancing Indebtedness, by the Holding Company)” in the two instances it occurs in such paragraph.

(v)           Sections 2.10(b)(v), (vi) and (viii) are hereby deleted and replaced by “[Reserved].”

(w)          Clause (ii) of Section 4.6(a) is hereby deleted and replaced with the following:

(ii)           that involve any of the Basic Documents or the Transactions.

(x)            Clause (y) of each of Sections 6.1(a) and (b) are hereby deleted and replaced with the following, “(y) earlier of the date the Holding Company’s or the Borrower’s financial statements of the type referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:”

(y)           Section 6.15 is hereby deleted.

(z)            Section 7.1(f) is hereby deleted and replaced with the following:

(f)            Senior Subordinated Notes in an aggregate principal amount not in excess of $200,000,000; and

(aa)         Section 7.4(e) is hereby deleted in its entirety.

(bb)         Clause (a)(iv) of section 7.6 are hereby deleted in their entirety and replaced with “[Reserved].”

(cc)         Section 8.1(m)(ii) is hereby amended by deleting the phrase “prior to the Intercompany Merger.”

(dd)         Section 8.1(m)(v) is hereby deleted and replaced by the following:

(v)           the Holding Company shall cease to own, directly or indirectly, at least 90% of the outstanding capital stock of the Borrower; or

(ee)         Section 8.1(o) is hereby amended by deleting the parenthetical, “(or after the Intercompany Merger, the Parent).”

3.             No Default; Representations and Warranties, etc.  The Credit Parties hereby confirm that: (a) the representations and warranties of the Credit Parties contained in Article 4 of the Note Purchase Agreement are true on and as of the date hereof as if made on such date; (b) the Credit Parties are in compliance in all material respects with all of the terms and provisions set forth in the Note Purchase Agreement on their part to be observed or performed thereunder; and (c) after giving effect to this Amendment, no Event of Default, nor any event which with the giving of notice or expiration of any applicable grace period or both would constitute such an Event of Default, shall have occurred and be continuing.

Each of the Credit Parties represents and warrants to the Noteholders and the Administrative Agent, as to itself and each other Credit Party, that (i) no Credit Party is or shall be liable for the repayment of the Holding Company Notes as a borrower and guarantor nor does any Credit Party provide collateral to secure the repayment of the Holding Company Notes, (ii) the incurrence by the Holding Company of the Holding Company Notes pursuant to the Holding Company Notes Indenture does not violate, breach or cause a default under the Senior Subordinated Notes Indenture and (iii) none of the transactions described in this Amendment violate, breach or cause a default under the Senior Subordinated Notes Indenture and the Loans and the other obligations of the Credit Parties under the Note Purchase Agreement as amended hereby and under the other Loan Documents shall continue to constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Notes Indenture.

4.             Conditions to this Amendment. This Amendment shall not become effective until the date on which each of the following conditions is satisfied or waived in writing by the Required Senior Lenders:

(a)           Counterparts of Amendment.  The Administrative Agent shall have received from the Credit Parties and the Required Senior Lenders either (i) a counterpart of this Amendment signed on behalf of the Noteholders which are parties to the Note Purchase Agreement and an amendment to the Credit Agreement signed on behalf of the Lenders which are parties to the Note Purchase Agreement or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such parties have signed counterparts of such Amendments.

(b)           Holding Company, CWFR and FRH Organizational Matters.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of the Holding Company, CWFR and FRH, the authorization of the transactions described in this Amendment and any other legal matters relating to such Persons, this Amendment, the other Loan Documents or such transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)           Holding Company Notes Offering. The terms of the Holding Company Notes and the Holding Company Notes Indenture shall be satisfactory to the Administrative Agent and the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying (i) that the Borrower has received, on the date of issuance of the Holding Company Notes, a cash capital contribution in an aggregate amount not less than the amount of the proceeds of the Holding Company Notes less the amount of transaction expenses, (ii) such cash capital contribution has been contributed by the Borrower to Camping World, Inc., (iii) such cash capital contribution has been contributed by Camping World, Inc. to CWI, Inc., (iv) CWI, Inc. has made the Investment in CWFR permitted by Section 7.5(a)(ix), and (v) CWFR has invested such amount in the FRH Preferred Equity Interest.

(d)           Amendment to Holding Company Collateral Documents.  The Holding Company shall have executed the Holding Company Collateral Documents in form and substance satisfactory to the Administrative Agent.

(e)           Senior Subordinated Notes Indenture.  The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that the transactions described in this Amendment, including, without limitation the formation of the Holding Company, the issuance of the Holding Company Notes, the formation of CWFR, and the FRH Preferred Equity Interest, in each case, will not violate or result in a default under the Senior Subordinated Notes Indenture (including, without limitation, certification (and calculations in reasonable detail) as to the satisfaction of the requirements set forth in the Senior Subordinated Notes Indenture for designating CWFR an unrestricted subsidiary under the Senior Subordinated Notes Indenture and that such transactions shall not violate or result in a default under Sections 4.11, 4.16, 4.23 or 4.24 of the Senior Subordinated Notes Indenture and no Change of Control (as defined in the Senior Subordinated Notes Indenture) shall be caused by such transactions).

(f)            Pledge of CWFR.  Pursuant to an amendment to the Pledge Agreement, CWI shall have pledged to the Administrative Agent for the benefit of the Senior Lenders, all the outstanding equity of CWFR.

(g)           Certificate on Holding Company Notes Indenture.  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying that the obligations of the Credit Parties with respect to the Loans and Letters of Credit and with respect to the Term B2 Loans are, in each case, permitted to be incurred and secured by the assets of the Credit Parties as “Permitted Indebtedness” under the Holding Company Notes Indenture.

(h)           CWFR Covenant.  CWFR shall have entered into an agreement with the Administrative Agent pursuant to which CWFR covenants that it will not agree to the filing of any voluntary bankruptcy petition or similar filing by FRH without the prior consent of the Required Senior Lenders.

(i)            Other Documents.  The Administrative Agent shall have received such other documents as any Agent or Special Counsel shall have reasonably requested.

(j)            Expenses.  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, all reasonable expenses, including legal fees and disbursements incurred by the Administrative Agent in connection with this Amendment and the transactions contemplated hereby and the reimbursement or payment of all other out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Note Purchase Agreement.

5.             Miscellaneous.

(a)           Except to the extent specifically amended or waived hereby, the Note Purchase Agreement, the Loan Documents and all related documents shall remain in full force and effect.  Whenever the terms or sections amended hereby shall be referred to in the Note Purchase Agreement, Loan Documents or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment.  The foregoing waivers shall apply solely to the provisions of the Note Purchase Agreement specified herein for the periods and purposes specified herein.  Nothing herein shall be deemed to constitute a modification, amendment or waiver of any other term or condition of the Note Purchase Agreement.

(b)           This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

(c)           This Amendment shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment which shall be deemed to be a sealed instrument as of the date first above written.

BORROWER

AFFINITY GROUP, INC.

By:	/s/ Thomas F. Wolfe
Name:	Thomas F. Wolfe
Title:	Senior Vice President and
Chief Financial Officer

SUBSIDIARIES/GUARANTORS

AFFINITY ADVERTISING, LP

By: VBI, INC., its General Partner

By:	/s/ Thomas F. Wolfe
Name:	Thomas F. Wolfe
Title:	Senior Vice President and
Chief Financial Officer

AFFINITY BROKERAGE, INC.
AFFINITY ROAD AND TRAVEL CLUB, INC.
ARU, INC.
CAMP COAST TO COAST, INC.
CAMPING REALTY, INC.
CAMPING WORLD, INC.
CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC.
CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC.
COAST MARKETING GROUP, INC.
CWI, INC.
CW MICHIGAN, INC.
EHLERT PUBLISHING GROUP, INC.
GOLF CARD INTERNATIONAL CORP.
GOLF CARD RESORT SERVICES, INC.
GSS ENTERPRISES, INC.
POWER SPORTS MEDIA, INC.
TL ENTERPRISES, INC.
VBI, INC.

By:	/s/ Thomas F. Wolfe
Name:	Thomas F. Wolfe
Title:	Senior Vice President and
Chief Financial Officer

ADMINISTRATIVE AGENT and
SYNDICATION AGENT

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent and Syndication Agent

By:	/s/ Jonathan Rabinowitz
Name:	Jonathan Rabinowitz
Title:	Executive Director CIBC WorldMarkets Corp. As Agent